                                                                     EXHIBIT 2.2

                              BCSB BANKCORP, INC.

                            PLAN OF STOCK ISSUANCE


I.   GENERAL

     The Board of Directors of Baltimore County Savings Bank, F.S.B., Baltimore, Maryland (the "Bank"), has adopted a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Subsidiary Holding Company Formation (the "Reorganization Plan"), whereby the Bank will reorganize into the mutual holding company form of organization as a wholly owned subsidiary of a subsidiary holding company.

     The MHC Reorganization will be effected as follows, or in any manner approved by the Board of Directors of the Bank and the OTS that is consistent with the purposes of this Plan and applicable laws and regulations:

     (i) the Bank will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim One"); (ii) Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim Two");
(iii) Interim One will organize a Federal stock corporation (SHC) as a wholly owned subsidiary of Interim One; (iv) the Bank will exchange its charter for a federal stock savings bank charter (Stock Bank) (in the exchange, members of the Bank will constructively receive common stock of Stock Bank in exchange for their mutual interests in the Bank); (v) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter
(MHC); (vi) Interim Two will merge with and into Stock Bank, with Stock Bank surviving; (vii) former members of the Bank will become members of the MHC;
(viii) MHC will receive all of the stock of Stock Bank in exchange for its shares of Interim Two stock; (ix) the MHC will transfer all of the outstanding shares of Stock Bank to SHC. Such transactions are collectively referred to herein as the "MHC Reorganization."

     Simultaneously with the MHC Reorganization, the SHC will, subject to the provisions of this Plan of Stock Issuance and the Reorganization Plan, conduct a stock offering and sale of up to 49.9% of the shares of Common Stock of the SHC to be outstanding following consummation of the MHC Reorganization to certain members of the Bank, employee benefit plans of the Bank, the MHC or the SHC, and to other investors pursuant to this Plan of Stock Issuance. The offer and sale of up to 49.9% of the Common Stock is referred to herein as the "Stock Issuance." Following completion of the MHC Reorganization and the Stock Issuance, Stock Bank will be a wholly owned subsidiary of SHC, and SHC will be a majority-owned subsidiary of MHC, with up to 49.9% of the outstanding Common Stock owned by the purchasers of Common Stock in the Stock Issuance and the remaining outstanding Common Stock owned by MHC.

II.  DEFINITIONS

     As used in this Plan of Stock Issuance, the terms set forth below have the following meaning:

     Acting in Concert:  The term "Acting in Concert" means: (i) knowing
     -----------------
participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Any person (as defined by 12 C.F.R. (S)563b.2(a)(26)) Acting in Concert with another person ("other party") shall also be deemed to be Acting in Concert with any person who is also Acting in Concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be Acting in Concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax-Qualified Employee Benefit Plan will be aggregated.

     Affiliate: The term "Affiliate" means a Person who, directly or indirectly,
     ---------
through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
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     Associate:  The term "Associate," when used to indicate a relationship with
     ---------
any person, means: (i) any corporation or organization (other than the Bank, the MHC, the SHC or a majority-owned subsidiary of the Bank or the MHC or the SHC) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that, for purposes of Sections V and IX hereof, such term shall not include a Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a trustee in a similar fiduciary capacity, and, for purposes of Section X hereof, such term shall not include any Tax-Qualified Employee Stock Benefit Plan; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director of the Bank, the MHC or the SHC, or any of their subsidiaries.

     Bank:  The term "Bank" means Baltimore County Savings Bank, F.S.B., in its
     ----
form as a federal mutual savings bank.

     Common Stock: The term "Common Stock" means common stock, par value $1.00
     ------------
per share, of SHC. An example of the certificate to represent such shares is attached hereto as Exhibit A and incorporated herein by reference.

     Community Offering:  The term "Community Offering" means the offering of
     ------------------
shares of Common Stock to the general public by the SHC concurrently with or following the Subscription Offering, giving preference to natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who permanently reside in the Bank's Local Community.

     Effective Date: The term "Effective Date" means the date of closing of
     --------------
the sale of shares of Common Stock in the Stock Issuance conducted pursuant to this Stock Plan.

     Eligibility Record Date:  The term "Eligibility Record Date" means the
     -----------------------
close of business on September 30, 1996.

     Eligible Account Holder:  The term "Eligible Account Holder" means the
     -----------------------
holder of a Qualifying Deposit in the Bank on the Eligibility Record Date.

     FDIC:  The term "FDIC" means the Federal Deposit Insurance Corporation or
     ----
any successor federal agency which insures deposit accounts held in savings banks.

     Independent Appraiser:  The term "Independent Appraiser" means a person
     ---------------------
independent of the Bank, experienced and expert in the area of corporate appraisal, and acceptable to the OTS, retained by the Bank to prepare an appraisal of the pro forma market value of the Stock Bank, as a subsidiary of the SHC.

     Insider:  The term "Insider" means any Officer or director of a company or
     -------
of any affiliate of such company, and any person Acting in Concert with any such Officer or director.

     Local Community:  The term "Local Community" means Baltimore County and
     ---------------
Hartford County, Maryland.

     Market Maker:  The term "Market Maker" means a dealer (i.e., any person who
     ------------
engages, either for all or part of such person's time, directly or indirectly as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security: (i)(a) regularly publishes bona fide, competitive bid and offer quotations in a recognized interdealer quotation system or (b) furnishes bona fide competitive bid and offer quotations on request; and (ii) is ready, willing and able to effect transactions in reasonable quantities at its quoted prices with other brokers or dealers.

       Member: The term "Member" means any Person qualifying as a Member of the
       ------
Bank in accordance with its mutual charter and bylaws and entitled to vote on the Reorganization Plan at the Special Meeting.

     MHC: The term "MHC" means the mutual holding company resulting from the
     ---
MHC Reorganization, which mutual holding company shall be named "Baltimore County Savings Bank, M.H.C." or such other name as may be selected by the Board of Directors of the MHC.

     MHC Reorganization: The term "MHC Reorganization" collectively means all
     ------------------
steps which are necessary for the Bank to reorganize into the mutual holding company form of organization as a subsidiary of a subsidiary holding company in the manner specified in the Reorganization Plan.

     Officer:  The term "Officer" means an executive officer of the MHC, the SHC
     -------
or the Bank (as applicable), including the Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

     Order Form:  The term "Order Form" means the order form or forms to be used
     ----------
by Eligible Account Holders, Supplemental Eligible Account Holders and other persons eligible to purchase Common Stock pursuant to the Stock Plan, which Order Form is attached hereto as Exhibit B and incorporated herein by reference.

     OTS: The term "OTS" means the Office of Thrift Supervision of the United
     ---
States Department of the Treasury or any successor agency having jurisdiction over the Bank, the MHC or the SHC.

     Other Member:  The term "Other Member" means any person, other than an
     ------------
Eligible Account Holder or a Supplemental Eligible Account Holder, who is a Member as of the Voting Record Date.

     Person: The term "Person" means any corporation, partnership, trust,
     ------
incorporated association or any other entity or a natural person.

     Qualifying Deposit:  The term "Qualifying Deposit" means a savings balance
     ------------------
in any Savings Account in the Bank as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, which is equal to or greater than $50.00.

     Registration Statement:  The term "Registration Statement" means the
     ----------------------
Registration Statement on Form S-1 or SB-2 or other applicable form and any amendments thereto filed by the SHC with the SEC pursuant to the Securities Act of 1933, as amended, to register shares of Common Stock to be sold pursuant to the Stock Plan.

     Reorganization Plan: The term "Reorganization Plan" means the Plan of
     -------------------
Reorganization from Mutual Savings Bank to Mutual Holding Company and Subsidiary Holding Company Formation, including all exhibits thereto, as adopted by the Board of Directors of the Bank and as may be amended from time to time pursuant to the terms thereof.

     Resident:  The term "Resident," as used in this Plan in relation to the
     --------
preference afforded natural persons and trusts of natural persons in the Local Community, means any natural person who occupies a dwelling within the Local Community, has an intention to remain within the Local Community for a period of time (manifested by establishing a physical, ongoing, non-transitory presence within the Local Community) and continues to reside therein at the time of the Subscription and Community Offerings. The Bank may utilize deposit or loan records or such other evidence provided to it to make the determination as to whether a person is residing in the Local Community. To the extent the "person" is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the "person" is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. In all cases, such determination shall be in the sole discretion of the Bank.

     Sale:  The terms "sale" and "sell" mean every contract to sell or otherwise
     ----
dispose of a security or an interest in a security for value, but such terms do not include an exchange of securities in connection with a merger or acquisition approved by the OTS or any other federal agency having jurisdiction.

     Savings Account:  The term "Savings Account" means a withdrawable deposit
     ---------------
in the Bank and a withdrawable deposit in the Stock Bank after the MHC Reorganization.

     SEC:  The term "SEC" means the Securities and Exchange Commission or any
     ---
successor agency.

     SHC:  The term "SHC" means the subsidiary holding company resulting from
     ---
the MHC Reorganization, which subsidiary holding company shall be called "BCSB Bankcorp, Inc." or such other name as shall be selected by the Board of Directors of SHC.

     Special Meeting: The term "Special Meeting" means the Special Meeting of
     ---------------
Members of the Bank called for the sole purpose of submitting the Reorganization Plan and related documents to the Members for their approval or disapproval, including any adjournment of such meeting.

     Stock Bank:  The term "Stock Bank" means Baltimore County Savings Bank,
     ----------
F.S.B., in its form as a federally chartered stock savings bank following the conversion of the Bank from mutual to stock form.

     Stock Issuance: The term "Stock Issuance" means the offer and sale by the
     --------------
SHC of up to 49.9% of the shares of Common Stock outstanding following consummation of the MHC Reorganization in the priorities set forth in Section IV of this Stock Plan and subject to the other provisions of this Stock Plan, including without limitation, the limitations on purchases of Common Stock set forth in Section V hereof.

     Stock Plan: The term "Stock Plan" means this Plan of Stock Issuance, as
     ----------
adopted by the Board of Directors of the SHC and as may be amended from time to time pursuant to the terms hereof.

     Subscription Offering:  The term "Subscription Offering" means the offering
     ---------------------
of shares of Common Stock to the Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members under the Stock Plan, giving preference to natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent Residents of the Bank's Local Community if permitted by applicable law and approved by the Bank's Board of Directors in its sole discretion.

     Subscription and Community Prospectus:  The term "Subscription and
     -------------------------------------
Community Prospectus" means the final prospectus to be used in connection with the Subscription and Community Offerings.

     Subscription Rights:  The term "Subscription Rights" means non-
     -------------------
transferable, non-negotiable, personal rights of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members to purchase Common Stock offered under the Stock Plan in connection with the Stock Issuance.

     Supplemental Eligibility Record Date:  The term "Supplemental Eligibility
     ------------------------------------
Record Date" means the last day of the calendar quarter preceding the approval of the Reorganization Plan and the Stock Plan by the OTS.

     Supplemental Eligible Account Holder:  The term "Supplemental Eligible
     ------------------------------------
Account Holder" means the holder of a Qualifying Deposit in the Bank (other than Officers and directors and their Associates) on the Supplemental Eligibility Record Date.

     Tax-Qualified Employee Stock Benefit Plan:  The term "Tax-Qualified
     -----------------------------------------
Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of the Bank, the MHC or the SHC such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal Revenue Code of 1986, as amended. A "non tax-qualified employee stock benefit plan" means any defined benefit plan or defined contribution plan which is not so qualified.

     Voting Record Date:  The term "Voting Record Date" means the date fixed by
     ------------------
the Board of Directors of the Bank to determine Members of the Bank entitled to vote at the Special Meeting.

III. TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK

     A.   General.
          -------

     The aggregate purchase price of all shares of Common Stock which will be offered and sold in the Stock Issuance will be equal to the estimated pro forma market value of the Stock Bank, as a subsidiary of the SHC, as deter mined by an independent appraisal within the meaning of the regulations of the OTS. The exact number of shares of Common Stock to be offered will be determined by the Board of Directors of the Bank and the Board of Directors of the SHC, or their respective designees, in conjunction with the determination of the Purchase Price (as that term is defined in Paragraph B below). The number of shares to be offered may be subsequently adjusted prior to completion of the Stock Issuance as provided below.

     B.   Independent Valuation and Purchase Price of Shares.
          --------------------------------------------------

     All shares of Common Stock sold in the Stock Issuance will be sold at a uniform price per share referred to in this Plan as the "Purchase Price." The Purchase Price and the total number of shares of Common Stock to be offered in the Stock Issuance will be determined by the Board of Directors of the Bank and the Board of Directors of the SHC, or their respective designees, immediately prior to the simultaneous completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the Stock Bank, as a subsidiary of the SHC, at such time. The estimated pro forma market value of the Stock Bank, as a subsidiary of the SHC, will be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with applicable regulations. Immediately prior to the Subscription and Community Offerings, a subscription price range of shares for the offerings will be established (the "Valuation Range"), which will vary from as much as 15% above to 15% below the midpoint of such range. The number of shares of Common Stock ultimately issued and sold in the Stock Issuance will be determined at the
close of the Subscription and Community Offerings and any other offering.   The
subscription price range and the number of shares to be offered may be changed subsequent to the Subscription and Community Offerings as the result of any appraisal updates prior to the completion of the Stock Issuance, without notifying eligible purchasers in the Subscription and Community Offerings and without a resolicitation of subscriptions, provided the aggregate purchase price of the shares sold in the Subscription and Community Offerings is not below the low end or more than 15 percent above the high end of the Valuation Range previously approved by the OTS or if, in the opinion of the Boards of Directors of the Bank and the SHC, the new Valuation Range established by the appraisal update does not result in a materially different capital position of the SHC.

     Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Bank and the SHC and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock to be sold in the Stock Issuance at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value the Stock Bank, as a subsidiary of the SHC. If such confirmation is not received, the SHC may cancel the Subscription and Community Offerings and/or any other offering, extend the Stock Issuance, establish a new Valuation Range, extend, reopen or hold new Subscription and Community Offerings and/or other offerings or take such other action as the OTS may permit.

IV.  GENERAL PROCEDURES FOR THE STOCK ISSUANCE

     A.   Subscription Offering.
          ---------------------

     Non-transferable Subscription Rights to purchase shares of Common Stock will be issued at no cost to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members of the Bank pursuant to priorities established by applicable regulations. To the extent that Common Stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Common Stock, provided that this number shall be decreased if the aggregate purchase price exceeds $500. The priorities established by applicable regulations for the purchase of shares are as follows:

     1.   Category No. 1:  Eligible Account Holders.

               a. Each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase Common Stock in an amount equal to the greater of the maximum purchase limitation in the Community Offering, one-tenth of one percent of the total offering of shares of Common Stock in the Subscription and Community Offerings or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Subscription and Community Offerings by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in the Bank in each case on the Eligibility Record Date.

               b. Non-transferable Subscription Rights to purchase Common Stock received by Officers and directors of the Bank and their Associates based on their increased deposits in the Bank in the one year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights to purchase shares pursuant to this Category.

               c. In the event of an oversubscription for shares of Common Stock pursuant to this Category, shares of Common Stock shall be allocated among subscribing Eligible Account Holders giving preference to natural persons and trusts of natural persons who are permanent Residents of the Local Community, if permitted by applicable law and approved by the SHC's Board of Directors in its sole discretion, as follows:

                          (I) Shares of Common Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make its total allocation equal to 100 shares or the total amount of its subscription, whichever is less.

                          (II) Any shares not so allocated shall be allocated
               among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits, as compared to the total Qualifying Deposits of all subscribing Eligible Account Holders.

     2.   Category No. 2:  Tax-Qualified Employee Stock Benefit Plans.

               a. Tax-Qualified Employee Stock Benefit Plans of the Stock Bank, MHC or SHC shall receive, without payment, non-transferable Subscription Rights to purchase up to 10% of the shares of Common Stock issued in the Subscription and Community Offerings.

               b. Subscription rights received in this Category shall be subordinated to the Subscription Rights received by Eligible Account Holders pursuant to Category No. 1, provided that any shares of Common Stock sold in excess of the maximum of the Valuation Range may be first sold to Tax-Qualified Employee Stock Benefit Plans.

     3.   Category No. 3:  Supplemental Eligible Account Holders.

               a. Each Supplemental Eligible Account Holder shall receive, without payment, non-trans ferable Subscription Rights to purchase Common Stock in an amount equal to the greater of the maximum purchase limitation in the Community Offering, one-tenth of one percent of the total offering of shares of Common Stock in the Subscription and Community Offerings or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of the shares of Common Stock to be issued in the Subscription and Community Offerings by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders on the Supplemental Eligibility Record Date.

               b. Subscription Rights received pursuant to this Category shall be subordinated to the Subscription Rights received by the Eligible Account Holders and by Tax-Qualified Employee Stock Benefit Plans pursuant to Category Nos. 1 and 2.

               c. Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such Eligible Account Holder pursuant to this Category.

               d. In the event of an oversubscription for shares of Common Stock pursuant to this Category, shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders giving preference to natural persons and trusts of natural persons who are permanent Residents of the Local Community, if permitted by applicable law and approved by the SHC's Board of Directors in its sole discretion, as follows:

                    (I) Shares of Common Stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make its total allocation (including the number of shares of Common Stock, if any, allocated in accordance with Category No. 1) equal to 100 shares of Common Stock or the total amount of its subscription, whichever is less.

                    (II) Any shares of Common Stock not allocated in accordance with subparagraph (I) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits on the Supplemental Eligibility Record Date as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders in each case on the Supplemental Eligibility Record Date.

     4.   Category No. 4:  Other Members.

               a. Each Other Member, other than those Members who are Eligible Account Holders or Supplemental Eligible Account Holders, shall receive, without payment, non-transferable Subscription Rights to purchase Common Stock in an amount equal to the greater of the maximum purchase limitation in the Community Offering or one-tenth of one percent of the total offering of shares of Common Stock in the Subscription and Community Offerings.

               b. Subscription Rights received pursuant to this Category shall be subordinated to the Subscription Rights received by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to Category Nos. 1, 2 and 3.

               c. In the event of an oversubscription for shares of Common Stock pursuant to this Category, the shares of Common Stock available shall be allocated among subscribing Other Members as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. The shares remaining thereafter will be allocated among subscribing Other Members whose subscriptions remain unsatisfied on an equitable basis as determined by the Board of Directors, giving preference to natural persons and trusts of natural persons who are permanent Residents of the Local Community if permitted by applicable law and approved by the SHC's Board of Directors in its sole discretion.

     Order Forms may provide that the maximum purchase limitation shall be based on the midpoint of the Valuation Range. In the event the aggregate Purchase Price of the Common Stock issued and sold in the Subscription and Community Offerings is below the midpoint of the Valuation Range, that portion of subscriptions in excess of the maximum purchase limitation will be refunded. In the event the aggregate Purchase Price of Common Stock issued and sold in the Subscription and Community Offerings is above the midpoint of the Valuation Range, persons who have subscribed for the maximum purchase limitation may be given the opportunity to increase their subscriptions so as to purchase the maximum number of shares subject to the availability of shares. The SHC will not otherwise notify subscribers of any change in the number of shares of Common Stock offered in the Subscription and Community Offerings.

     B.   Community Offering.
          ------------------

               1. Any shares of Common Stock not purchased through the exercise of Subscription Rights in the Subscription Offering may be sold in a Community Offering, which may commence concurrently with or following the Subscription Offering. Shares of Common Stock will be offered in the Community Offering to the general public, giving preference to natural persons and the trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent Residents of the Local Community. The Community Offering may commence concurrently with or as soon as practicable after the completion of the Subscription Offering and must be completed within 45 days after the last day of the Subscription Offering, unless extended by the SHC with the approval of the OTS.
          The offering price of the Common Stock to the general public in the Community Offering will be the same price paid for such stock by Eligible Account Holders and other persons in the Subscription Offering. If sufficient shares are not available to satisfy all orders in the Community Offering, the shares available will be allocated by the SHC in its discretion. The SHC shall have the right to accept or reject orders in the Community Offering in whole or in part.

               2. Orders accepted in the Community Offering shall be filled up to a maximum of 2% of the Common Stock, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

               3. The Common Stock to be offered in the Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Common Stock.

     C.   Other Offering.
          --------------

     In the event a Community Offering does not appear feasible, the Bank will immediately consult with the OTS to determine the most viable alternative available to effect the completion of the Stock Issuance. Should no viable alternative exist, the Bank may terminate the Stock Issuance with the concurrence of the OTS.

     D. The Bank and the SHC may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Stock Issuance, if necessary. The SHC may elect to offer to pay fees on a per share basis to securities brokers who assist Persons in determining to purchase shares in the Stock Issuance.

V.   LIMITATIONS ON PURCHASES OF COMMON STOCK

     A. No Person may purchase fewer than 25 shares of Common Stock in the Stock Issuance, to the extent such shares are available.

     B. The aggregate amount of outstanding Common Stock owned or controlled by Persons other than the MHC at the close of the Stock Issuance shall be less than 50% of the total outstanding Common Stock.

     C. The aggregate amount of Common Stock acquired in the Stock Issuance by any one or more Tax-Qualified Employee Stock Benefit Plans, exclusive of any Common Stock acquired by such plans in the secondary market, shall not exceed ten percent (10%) of the (i) outstanding shares of Common Stock, or (ii) stockholders' equity of the SHC, held by Persons other than the MHC at the close of the Stock Issuance.

     D. The aggregate amount of Common Stock acquired in the Stock Issuance by any Non-Tax-Qualified Employee Stock Benefit Plan or any Insider of the Bank and his or her Associates, exclusive of any Common Stock acquired by said plan, or such Insider and his or her Associates, in the secondary market, shall not exceed ten percent (10%) of the (i) outstanding shares of Common Stock, or (ii) stockholders' equity of the SHC, held by Persons other than the MHC at the close of the Stock Issuance.

     E. The aggregate amount of Common Stock acquired in the Stock Issuance by all Non-Tax-Qualified Employee Stock Benefit Plans and Insiders of the Bank and their Associates shall not exceed thirty percent (30%) of the (i) outstanding shares of Common Stock, or (ii) stockholders' equity of the SHC, held by Persons other than the MHC at the close of the Stock Issuance.

     F. No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, in their capacity as such, may subscribe in the Subscription Offering for more than $200,000 of the Common Stock to be issued in the Stock Issuance; no Person, together with Associates of or Persons Acting in Concert with such Person, may purchase in the Community Offering in the aggregate more than $200,000 of the Common Stock to be issued in the Stock Issuance; and no Person, together with Associates of or Persons Acting in Concert with such Person, may purchase in the Stock Issuance more than the overall maximum purchase limitation of $300,000 of the Common Stock to be issued in the Stock Issuance; except that Tax-Qualified Employee Stock Benefit Plans may purchase up to 10% of the total shares of Common Stock to be issued in the Stock Issuance, and shares to be held by the Tax-Qualified Employee Stock Benefit Plans and attributable to a participant thereunder shall not be aggregated with shares of Common Stock purchased by such participant or any other purchaser of Common Stock in the Stock Issuance.

     G. For purposes of the foregoing limitations (i) directors, Officers and employees of the MHC, the SHC or the Bank shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such and
(ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans and Non-Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in this Section V.

     H. Subject to any required regulatory approval and the requirements of applicable laws and regulations, the SHC and the Bank may increase or decrease any of the purchase limitations set forth herein at any time. In the event that either an individual purchase limitation or the number of shares of Common Stock to be sold in the Stock Issuance is increased after commencement of the Subscription and Community Offerings, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Stock Issuance. In the event that either an individual purchase limitation or the number of shares of Common Stock to be sold in the Stock Issuance is decreased after commencement of the Subscription and Community Offerings, the orders of any Person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

     Each Person purchasing Common Stock in the Stock Issuance shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Stock Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any Person (including any Associate or group of persons affiliated or otherwise Acting in Concert with such person), the SHC shall have the right to purchase from such Person at the actual Purchase Price per share all shares acquired by such Person in excess of such purchase limitations or, if such excess shares have been sold by such Person, to receive the difference between the actual Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such Person. This right of the SHC to purchase such excess shares shall be assignable by the SHC.

     I. The Bank and the SHC shall have the right to take any action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section V and elsewhere in this Stock Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons and the Stock Bank and the SHC shall be free from any liability to any Person on account of any such action.

VI.  TIMING OF STOCK ISSUANCE, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS

     A. The Subscription and Community Offerings may be commenced simultaneously with, or at any time after the mailing to Members of the proxy statement to be used in connection with the Special Meeting. The Subscription and Community Offerings may be terminated before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon the approval of the Reorganization Plan by the Members at the Special Meeting.

     B. The timing of the commencement of the Subscription and Community Offerings shall be determined by the Bank and the SHC in consultation with the independent appraiser and any financial advisory or investment banking firm retained in connection with the Stock Issuance. The Bank and the SHC may consider a number of factors in determining the exact timing of the commencement of the Subscription and Community Offerings, including, but not limited to, current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of financial institutions in particular. The Bank and the SHC shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Stock Issuance, at any time and from time to time, as it in its sole discretion may determine, subject to any necessary regulatory approval or concurrence, without liability to any Person.

     C. In the event an Order Form: (i) is not delivered and is returned to the SHC or the Bank by the United States Postal Service (or the SHC or the Bank is unable to locate the addressee); (ii) is not received by the SHC or the Bank, or is received by the SHC or the Bank after termination of the date specified thereon; (iii) is defectively completed or executed; or (iv) is not accompanied by the total required payment for the shares of Common Stock subscribed for (including cases in which the subscribers' Savings Accounts are insufficient to cover the authorized withdrawal for the required payment), the Subscription Rights of the person to whom such rights have been granted will not be honored and will be treated as though such person failed to return the completed Order Form within the time period specified therein. Alternatively, the SHC or the Bank may, but will not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares of Common Stock by such date as the SHC or the Bank may specify. Subscription orders, once tendered, cannot be revoked. The SHC's and Bank's interpretation of the terms and conditions of this Plan and acceptability of the Order Forms will be final and conclusive.

     D. The SHC will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for Common Stock pursuant to the Stock Plan reside. However, no such person will be offered or receive any Common Stock under this Stock Plan who resides in a foreign country or who resides in a state of the United States with respect to which any or all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock under this Stock Plan reside in such state or foreign country; (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such person would require the SHC or the Bank or their employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and
(iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to any such person.

VII. PAYMENT FOR COMMON STOCK

     A. Payment for all shares of Common Stock subscribed for in the Subscription and Community Offerings must be received in full by the Bank or the SHC, together with properly completed and executed Order Forms, indicating thereon the number of shares being subscribed for and such other information as may be required thereon, and, in the case of orders submitted at an office of the Bank, executed Forms of Certification as required by OTS regulations, on or prior to the expiration date specified on the Order Form, unless such date is extended by the SHC and the Bank; provided, however, that payment by Tax-Qualified Employee Stock Benefit Plans for Common Stock may be made to the Bank concurrently with the completion of the Stock Issuance.

     Payment for all shares of Common Stock may be made in cash (if delivered in person) or by check or money order, or, if the subscriber has a Savings Account in the Bank (including a certificate of deposit), the subscriber may authorize the Bank to charge the subscriber's Savings Account for the purchase amount.
The Bank shall pay interest at not less than the passbook rate on all amounts paid in cash or by check or money order to purchase shares of Common Stock in the Subscription and Community Offerings from the date payment is received until the Stock Issuance is completed or terminated. The Bank shall not knowingly loan funds or otherwise extend credit to any person for the purpose of purchasing Common Stock.

     B. Tax-Qualified Employee Stock Benefit Plans may subscribe for shares by submitting an Order Form, and in the case of an employee stock ownership plan together with evidence of a loan commitment from the SHC or an unrelated financial institution for the purchase of the shares of the Common Stock, during the Subscription Offering and by making payment for the shares of Common Stock on the date of the closing of the Stock Issuance.

     C. If a subscriber authorizes the Bank to charge its Savings Account, the funds may remain in the subscriber's Savings Account and continue to earn interest, but may not be used by the subscriber until all Common Stock has been sold or the Stock Issuance is terminated, whichever is earlier. The withdrawal will be given effect only concurrently with the sale of all shares of Common Stock in the Stock Issuance and only to the extent necessary to satisfy the subscription at a price equal to the Purchase Price. The Bank will allow subscribers to purchase shares of Common Stock by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement. In that event, the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Common Stock under the Stock Plan.

      D. The Bank shall pay interest at not less than the passbook rate for all amounts paid in cash, by check or money order to purchase shares of Common Stock in the Stock Issuance from the date payment is received until the Stock Issuance is completed or terminated.

      E. Each share of Common Stock issued in the Stock Issuance shall be non-assessable upon payment in full of the Purchase Price.

VIII. CONDITIONS TO THE STOCK ISSUANCE

      Consummation of the Stock Issuance is subject to (i) consummation of the MHC Reorganization, (ii) the receipt of all required federal and state approvals for the issuance of Common Stock in the Stock Issuance, including without limitation the approval of the OTS, and (iii) the sale in the Stock Issuance of such minimum number of shares of Common Stock within the Valuation Range, as may be determined by the Boards of Directors of the Bank and the SHC.

IX.   REQUIREMENTS FOLLOWING THE STOCK ISSUANCE

      A. If the SHC has more than thirty-five (35) holders of Common Stock at the close of the Stock Issuance, the SHC shall register the Common Stock pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter.

      B. If the SHC has more than one-hundred (100) holders of Common Stock at the close of the Stock Issuance, the SHC, to the extent required by applicable laws and regulations and policies of the OTS, shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Common Stock and (ii) list the Common Stock on a national or regional securities exchange or to have quotations for the Common Stock disseminated on the Nasdaq System.

      C. Without the prior written approval of the OTS, Insiders of the Bank and their Associates shall be prohibited for a period of three years following completion of the Stock Issuance from purchasing outstanding shares of SHC stock, except from a broker or dealer registered with the SEC. Notwithstanding the preceding sentence, this restriction shall not apply to (i) negotiated transactions involving more than 1% of the total outstanding shares of SHC stock and, (ii) purchases made and shares held by a Tax-Qualified Employee Stock Benefit Plan or non-tax-qualified employee stock benefit plans which may be attributable to Insiders of the Bank and their Associates may be made without OTS permission or the use of a broker or dealer.

      The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by Federal and state securities laws.

X.   RESTRICTIONS ON TRANSFER OF COMMON STOCK

     All shares of the Common Stock which are purchased in the Stock Issuance by Persons other than Insiders of the Bank and their Associates, shall be transferable without restriction. Unless otherwise permitted by the OTS, shares of Common Stock purchased by Insiders of the Bank and their Associates in the Stock Issuance shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of such Insider or Associate. The shares of Common Stock issued by the SHC to Insiders of the Bank and their Associates shall bear the following legend giving appropriate notice of such one-year restriction:

     "The shares of stock evidenced by this certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to applicable regulations of the Office of Thrift Supervision of the United States Department of the Treasury. Except in the event of the death of the registered holder, the shares represented by this Certificate may not be sold prior thereto without a legal opinion of counsel for the SHC that said transfer is permissible under the provisions of applicable laws and regulations."

     In addition, the SHC shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by Federal and state securities laws.

XI.  ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

     As part of the Stock Issuance, the SHC and the Bank intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code (the "Charitable Foundation") or a charitable trust that will not so qualify but that is intended to be a grantor trust under Sections 671-679 of the Internal Revenue Code (the "Charitable Trust"), and to donate to the Charitable Foundation or Charitable Trust cash, securities, or Common Stock in an amount up to $750,000 or 75,000 shares of Common Stock. The Charitable Foundation or Charitable Trust is being formed in connection with the Stock Issuance in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community-oriented, financial services institution. The Charitable Foundation will be dedicated to, and the Charitable Trust will be primarily dedicated to, the promotion of charitable purposes, including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. It is expected that the Charitable Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Charitable Foundation assets each year. The Charitable Trust, if established, is not required to distribute a specific percentage of its assets annually towards any charitable purpose. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Charitable Foundation may sell, on an annual basis, a limited portion of any securities contributed to it by the SHC.

     The board of directors of the Charitable Foundation or the trustees of the Charitable Trust will be comprised of individuals who are officers or directors of the Bank, as well as other members of the community. The board of directors of the Charitable Foundation or the trustees of the Charitable Trust will be responsible for establishing the policies of the Charitable Foundation or Charitable Trust with respect to grants or donations, consistent with the stated purposes of the Charitable Foundation or Charitable Trust, respectively. The establishment and funding of the Charitable Foundation or Charitable Trust as part of the Stock Issuance is subject to the approval of the OTS.

XII.  EXPENSES OF THE STOCK ISSUANCE

      The Bank and the SHC shall use their best efforts to assure that the expenses incurred by them in connection with the Stock Issuance are reasonable.

XIII. AMENDMENT OR TERMINATION

      If deemed necessary or desirable, this Stock Plan may be substantively amended by the Board of Directors of the SHC or the Bank, as applicable, as a result of comments from regulatory authorities or otherwise prior to approval of the Stock Plan by the OTS, and at any time thereafter with the concurrence of the OTS. This Stock Plan may be terminated by the Board of Directors of the SHC or the Bank, as applicable, at any time prior to approval of the Stock Plan by the OTS, and at any time thereafter with the concurrence of the OTS. Unless an extension is approved by the OTS, this Stock Plan shall terminate if the Stock Issuance is not completed within 90 days after the date on which this Stock Plan is approved by the OTS.

XIV.  INTERPRETATION

      References herein to provisions of Federal law and the rules and regulations of the OTS shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Stock Plan by the Board of Directors of the SHC, and any subsequent amendments to such provisions. All interpretations of this Stock Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the SHC shall be final.

XV.   AUTHORIZED ACTION

      Notwithstanding anything contained in this Stock Plan to the contrary, any action authorized to be taken by the Stock Bank herein may be taken by the Bank during the period that the Stock Bank is in organization.

XVI.  CONTRIBUTIONS TO TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS

      The MHC, the SHC and the Stock Bank may make scheduled discretionary contributions to their Tax-Qualified Employee Stock Benefit Plans, provided such contributions do not cause the Stock Bank to fail to meet then-applicable regulatory capital requirements.

XVII. MHC CONVERSION TO STOCK FORM

      It is possible that the MHC may convert from mutual to stock form in the future; however, there are no agreements, arrangements, understandings or plans with respect to such a conversion and there can be no assurance that such a conversion would occur. Although the Common Stock held by persons other than the MHC could remain outstanding following a conversion of the MHC from mutual to stock form, it is anticipated that the MHC would seek to convert all shares of Common Stock not held by it to shares of common stock of the MHC by means of an offer to exchange made to holders of such Common Stock or by means of a merger of an interim savings association and the Stock Bank under terms which provide for such an exchange by operation of law. There can be no assurance that such exchanges will be permitted by the OTS or that, if permitted, the terms of any such exchange, which would have to take into account the respective values of the Stock Bank and the MHC at such time, would be acceptable to then-existing holders of the Common Stock.